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                                                                     EXHIBIT 4.4

                               HICKOK INCORPORATED
                      2000 KEY EMPLOYEES STOCK OPTION PLAN

         Hickok Incorporated hereby adopts a stock option plan for the benefit of certain persons and subject to the terms and provisions set forth below.

         1. DEFINITIONS. The following terms shall have the meanings set forth below whenever used in this instrument:

                  (a) The word "Board" shall mean the Board of Directors of the Company.

                  (b) The word "Code" shall mean the United States Internal Revenue Code (Title 26 of the United States Code).

                  (c) The word "Committee" shall mean the Compensation Committee appointed by the Board.

                  (d) The words "Common Shares" shall mean Class A Common Shares, $1.00 par value, of the Company.

                  (e) The word "Company" shall mean Hickok Incorporated, an Ohio corporation, and any successor thereto which shall maintain this Plan.

                  (f) The word "Disability" shall mean the Optionee's inability, due to a physical or mental condition, to perform services for the Company or any Subsidiary substantially consistent with past practice, as determined by the Committee pursuant to written certification of such Disability from a physician acceptable to the Committee.

                  (g) The words "Key Employee" shall mean any person who is a high-level executive officer or other valuable managerial or technical employee of either the Company or any Subsidiary and who does not own beneficially ten percent (10%) or more of either the Class A Common Shares or the Class B Common Shares of the Company.

                  (h) The word "Optionee" shall mean any Key Employee to whom a stock option has been granted pursuant to this Plan.

                  (i) The word "Plan" shall mean this instrument, Hickok Incorporated 2000 Key Employees Stock Option Plan, as it is originally adopted and as it may be amended hereafter.

                  (j) The word "Subsidiary" shall mean any corporation at least 50% of the common stock of which is owned directly or indirectly by the Company.

                  (k) The words "Substantial Shareholder" shall mean any person who would


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         otherwise be a Key Employee except that such person owns more than 10%
         of the total combined voting power of all classes of stock of either the Company or any Subsidiary. Ownership shall be determined in accordance with Section 424(d) of the Code and lawful applicable regulations.

         2. PURPOSE OF THE PLAN. The purpose of the Plan is to provide Key Employees of the Company and its Subsidiaries with greater incentive to serve and promote the interests of the Company and its shareholders. The premise of the Plan is that, if such Key Employees acquire a proprietary interest in the business of the Company or increase such proprietary interest as they may already hold, then the incentive of such Key Employees to work toward the Company's continued success will be commensurately increased. Accordingly, the Company may, from time to time during the effective period of the Plan, grant to such Key Employees as may be selected to participate in the Plan options to purchase Common Shares on the terms and subject to the conditions set forth in the Plan.

         3. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective on December 6, 2000, subject to approval by holders of a majority of the outstanding shares of voting capital stock of the Company. In the event the Plan is not so approved within twelve (12) months after the date the Plan is adopted, the Plan and any options granted hereunder shall be null and void. If, however, the Plan is so approved, subject to the provisions of Section 8, no further shareholder approval shall be required with respect to the granting of any options pursuant to the Plan.

         4. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall consist of no fewer than two (2) members, who shall be designated by the Board. Each member of the Committee shall be a Non-Employee Director within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any amendment of or successor to such rule as may be in effect from time to time. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be acts of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have full and final authority in its absolute discretion:

                  (a) To select the Key Employees to whom options may be granted;

                  (b) To determine the number of Common Shares subject to any option;

                  (c) To determine the time when options will be granted;

                  (d) To determine the option price of Common Shares subject to an option;

                  (e) To determine the time when each option may be exercised;

                  (f) To determine at the time of grant of an option whether and to what extent such option is an incentive stock option under Section 422 of the Code;




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                  (g) To determine whether stock appreciation rights shall be made part of any option grant pursuant to Section 9 hereof, the method of valuing the stock appreciation rights and whether the stock appreciation rights may be exercised in lieu of or in addition to the related option;

                  (h) To prescribe the form of the option agreements governing the options which are granted under the Plan and to set the provisions of such option agreements as the Committee may deem necessary or desirable provided such provisions are not contrary to the terms and conditions of either the Plan or, where the option is an incentive stock option, Section 422 of the Code;

                  (i) To adopt, amend and rescind such rules and regulations as, in the Committee's opinion, may be advisable in the administration of the Plan; and

                  (j) To construe and interpret the Plan, the rules and regulations and the instruments evidencing options granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan.

Any decision made or action taken by the Committee in connection with the administration, interpretation, and implementation of the Plan and of its rules and regulations, shall, to the extent permitted by law, be conclusive and binding upon all Optionees under the Plan and upon any person claiming under or through such an Optionee. Neither the Committee nor any of its members shall be liable for any act taken by the Committee pursuant to the Plan. No member of the Committee shall be liable for the act of any other member. If for any reason any member of the Committee ceases to meet the requirements of Section 162(m) of the Code or Rule 16b-3 of the Securities Exchange Act of 1934, the Board shall appoint new member(s) of the Committee in order to comply with such requirements.

         5. PERSONS ELIGIBLE FOR OPTIONS. Subject to the restrictions herein contained, options may be granted from time to time in the discretion of the Committee only to such Key Employees, as designated by the Committee, whose initiative and efforts contribute or may be expected to contribute to the continued growth and future success of the Company and/or its Subsidiaries. Notwithstanding the preceding sentence, a Key Employee who renounces in writing any right he may have to receive stock options under the Plan shall not be eligible to receive any stock options under the Plan. No option shall be granted to any Key Employee during any period of time when he is on leave of absence. The Committee may grant more than one option, with or without stock appreciation rights, to the same Key Employee.

         6. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 9 concerning payment for stock appreciation rights in shares of Common Stock and subject to the provisions of the next succeeding paragraph of this Section 6, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be 100,000 Common Shares. Either treasury or authorized and unissued Common Shares, or both, in such amounts, within the maximum limits of the Plan, as the Committee shall from time to time determine, may be issued upon exercise of the options. All Common Shares which are the subject of any lapsed, expired or terminated options



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may be made available for reoffering pursuant to options granted under the Plan to any Key Employee. If a stock appreciation right is granted in conjunction with an option pursuant to Section 9, and if the option agreement with the Optionee provides that exercise of the stock appreciation right shall be in lieu of exercise of the options, and the stock appreciation right is thereafter exercised in whole or in part, then the option or the portion thereof with respect to which the stock appreciation right was exercised shall be deemed to have been exercised and the Common Shares which otherwise would have been issued upon exercise of such option, to the extent not used in payment for the stock appreciation rights, may be made available for reoffering pursuant to options granted under the Plan to any Key Employee.

         In the event that subsequent to the date of adoption of the Plan by the Board, the outstanding Common Shares are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, spin-off, split-off, split-up or other such change (including, without limitation, any transaction described in Section 424(a) of the Code) or a special dividend or other distribution to the Company's shareholders, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, then (i) there shall automatically be substituted for each Common Share subject to an unexercised option granted under the Plan and each Common Share available for additional grants of options under the Plan the number and kind of shares of stock or other securities into which each outstanding Common Share shall be exchanged, (ii) the option price per Common Share or unit of securities shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to the option shall remain the same as immediately prior to such event, and (iii) the Committee shall make such other adjustments to the securities subject to options, the provisions of the Plan, and option agreements as may be appropriate, equitable and in compliance with the provisions of
Section 424(a) of the Code to the extent applicable and any such adjustment shall be final, binding and conclusive as to each Optionee. Any such adjustment may, in the discretion of the Committee, provide for the elimination of fractional shares. Notwithstanding the foregoing provisions of this Section 6, no increase, decrease or change in the Common Shares shall reduce the option price to a price less than the minimum price per share at which Common Shares may be issued without first offering such shares to the current holders of Common Shares in accordance with the provisions of the Company's Articles of Incorporation in effect at the time of such increase, decrease or change in the Common Shares.






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         7.       OPTION PROVISIONS.

                  (a) Option Price. The option price per share of Common Stock which is the subject of an incentive stock option under the Plan shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the fair market value of a Common Share on the date the option is granted; provided, however, that if a Key Employee to whom an incentive stock option is granted is at the time of the grant a Substantial Shareholder, the option price per Common Share shall be determined by the Committee but shall never be less than one hundred ten percent (110%) of the fair market value of a Common Share on the date the option is granted. The option price per Common Share under each option granted pursuant to the Plan which is not an incentive stock option shall be determined by the Committee at the time of grant and may be above or below the fair market value of a Common Share on the date the option is granted. Such fair market value shall be determined in accordance with procedures to be established by the Committee. The date on which the Committee approves the granting of an option shall be deemed for all purposes hereunder the date on which the option is granted. Notwithstanding the foregoing, no option shall be granted at an option price less than the minimum price per share at which Common Shares may be issued without first offering such shares to the current holders of Common Shares in accordance with the provisions of the Company's Articles of Incorporation in effect as of the date on which the option is granted.

                  (b) Period of Option. The Committee shall determine when each option is to expire but no option shall be exercisable after ten (10) years have elapsed from the date upon which the option is granted; provided, however, that no incentive stock option granted to a person who is a Substantial Shareholder at the time of the grant of such option shall be exercisable after five (5) years have elapsed from the date upon which the option is granted.

                  (c) Limitation on Exercise and Transfer of Option. Except as otherwise provided in the event of an Optionee's death, only the Optionee may exercise an option, provided that a guardian or other legal representative who has been duly appointed for such Optionee may exercise an option on behalf of the Optionee. No option granted hereunder shall be transferable other than by the Last Will and Testament of the Optionee or, if the Optionee dies intestate, by the applicable laws of descent and distribution. No option granted hereunder may be pledged or hypothecated, nor shall any such option be subject to execution, attachment or similar process.

                  (d) Conditions Governing Exercise of Option. The Committee may, in its absolute discretion, either require that, prior to the exercise of any option granted hereunder, the Optionee shall have been an employee for a specified period of time after the date such option was granted, or make any option granted hereunder immediately exercisable. Each option shall be subject to such additional restrictions or conditions with respect to the right to exercise and the time and method of exercise as shall be prescribed by the Committee. Upon satisfaction of any such conditions, the option may be exercised in whole or in part at any time during the option period, but this right of exercise shall be limited to whole shares, unless the Committee shall otherwise provide. Options shall be exercised by the Optionee giving written notice to the Company of the Optionee's exercise of the option accompanied by full payment of the purchase price either in cash or, with the consent of the Committee, in whole or in part in Common Shares having a fair market value on the



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date the option is exercised equal to that portion of the purchase price for which payment in cash is not made. A dissolution or liquidation of the Company or, unless the surviving corporation assumes said options, a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding option to terminate, provided that during the option period each Optionee shall have the right during the period prescribed in the option agreement prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation, to exercise his option in whole or in part.

                  (e) Termination of Employment, Etc. If an Optionee ceases to be an employee of the Company and all Subsidiaries, his option shall, unless otherwise provided in the option agreement between the Optionee and the Company, terminate on the date he ceases to be so employed and neither he nor any other person shall have any rights after the date he ceases to be so employed to exercise all or any part of the option. An Optionee's employment shall not be deemed to have terminated while he is on a military, sick or other bona fide approved leave of absence from the Company or a Subsidiary as such a leave of absence is described in Section 1.421-7(h) of the Federal Income Tax Regulations or any lawful successor regulations thereto. If the stock option is an incentive stock option, no option agreement shall

                             (i) permit any Optionee to exercise any incentive
                  stock option more than three (3) months after the date the Optionee ceased to be employed by the Company and all Subsidiaries if the reason for the Optionee's cessation of employment was other than his death or his Disability; or

                            (ii) permit any Optionee to exercise any incentive
                  stock option more than one (1) year after the date the Optionee ceased to be employed by the Company and all Subsidiaries if the reason for the Optionee's cessation of employment was the Optionee's Disability; or

                           (iii) permit any person to exercise any incentive
                  stock option more than one (1) year after the date the Optionee ceased to be employed by the Company and all Subsidiaries if either (A) the reason for the Optionee's cessation of employment was his death or (B) the Optionee died within three (3) months after ceasing to be employed by the Company and all Subsidiaries.

If any option is by the terms of the option agreement exercisable following the Optionee's death, then such option shall be exercisable by the Optionee's estate, or the person designated in the Optionee's Last Will and Testament, or the person to whom the option was transferred by the applicable laws of descent and distribution.

                  (f) Limitations on Grant of Incentive Stock Options. During the calendar year in which any incentive stock options granted under the Plan first become exercisable by any Optionee, the aggregate fair market value of the Common Shares which are subject to such incentive stock options (determined as of the date the incentive stock options were granted) shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). Options which are not designated as incentive stock options shall not be subject to the limitation described in the preceding sentence and



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shall not be counted when applying such limitation.

                  (g) Prohibition of Alternative Options. It is intended that Key Employees may be granted, simultaneously or from time to time, "incentive stock options" under Section 422 of the Code, or other stock options, but no Key Employees shall be granted alternative rights in incentive stock options and other stock options so as to prevent options granted as incentive stock options under the Plan from qualifying as such within the meaning of Section 422 of the Code.

                  (h) Waiver by Committee of Conditions Governing Exercise of Option. The Committee may, in its discretion, waive any restrictions or conditions set forth in an option agreement concerning an Optionee's right to exercise any option and/or the time and method of exercise.

         8. AMENDMENTS TO THE PLAN. The Committee is authorized to interpret the Plan and from time to time adopt any rules and regulations for carrying out the Plan that it may deem advisable. Subject to the approval of the Board, the Committee may at any time amend, modify, suspend or terminate the Plan. In no event, however, without the approval of the Company's shareholders, shall any action of the Committee or the Board result in:

                  (a) Amending, modifying or altering the eligibility requirements provided in Section 5 hereof;

                  (b) Increasing or decreasing, except as provided in Section 6 hereof, the maximum number of shares for which options may be granted;

                  (c) Decreasing the minimum option price per share at which options may be granted under the Plan, as provided in Section 7(a) hereof;

                  (d) Extending either the maximum period during which an option is exercisable as provided in Section 7(b) hereof or the date on which the Plan shall terminate as provided in Section 12 hereof;

                  (e) Changing the requirements relating to the Committee; or

                  (f) Making any other change which would cause any option granted under the Plan as an incentive stock option not to qualify as an incentive stock option within the meaning of Section 422 of the Code; except as necessary to conform the Plan and the option agreements to changes in the Code or other governing law.

         9. STOCK APPRECIATION RIGHTS. The Committee may provide, at the time of the grant of a stock option and upon such terms and conditions as it deems appropriate, that an Optionee shall have the right with respect to all or a portion of the options granted to him to elect to surrender such options in exchange for the consideration set forth in this Section 9 in lieu of exercising such options. Alternatively, the Committee may provide, at the time of the grant of a stock option and upon such terms and conditions as it deems appropriate, that an Optionee shall have the right with




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respect to all or a portion of the options granted to him to receive the consideration set forth in this Section 9 upon exercising such options in addition to any Shares of Common Stock purchased upon exercise thereof. Stock appreciation rights must be specifically granted by the Committee; provided, however, the Committee shall have no authority to grant stock appreciation rights except in connection with the grant of a stock option pursuant to the Plan, and no Optionee shall be entitled to such rights solely as a result of the grant of an option to him. Stock appreciation rights, if granted, may be exercised either with respect to all or a portion of the option to which they relate. Stock appreciation rights shall not be transferable separate from the option with respect to which they were granted and shall be subject to all of the restrictions on transfer applicable to the said options. Stock appreciation rights shall be exercisable only at such times and by such persons as are specified in the option agreement governing the stock option with respect to which the stock appreciation rights were granted. A stock appreciation right shall provide that an Optionee shall have the right to receive a percentage, not greater than One Hundred Percent (100%), of the excess over the option price, if any, of the fair market value of the Common Shares covered by the option, as determined by the Committee as of the date of exercise of the stock appreciation right, in the manner provided for herein. Such amount shall be payable in one or more of the following manners, as shall be determined by the Committee;

                  (a) in cash;

                  (b) in Common Shares having a fair market value equal to such amount; or

                  (c) in a combination of cash and Common Shares.

If payment is made in whole or in part in Common Shares, such payment shall thereby reduce the number of shares available for the grant of options under this Plan.

         In no event may any Optionee exercise any stock appreciation rights granted hereunder unless such Optionee is then permitted to exercise the option or the portion thereof with respect to which such stock appreciation rights relate. If the option agreement with the Optionee provides that exercise of the stock appreciation right shall be in lieu of exercise of the option, then (i) upon the exercise of any stock appreciation rights, the option or that portion thereof to which the stock appreciation rights relate shall be cancelled, and
(ii) upon the exercise of the option or that portion thereof to which the stock appreciation rights relate, the stock appreciation rights shall be cancelled, and the option agreement governing such option shall be deemed amended as appropriate without any further action by the Committee or the Optionee. If the option agreement with the Optionee provides that exercise of the stock appreciation right shall be in addition to exercise of the option, then (i) upon the exercise of any stock appreciation rights, the option or that portion thereof to which the stock appreciation rights relate shall be deemed exercised and (ii) upon the exercise of the option, the stock appreciation rights corresponding thereto shall be deemed exercised to the extent the option is exercised. The terms of any stock appreciation rights granted hereunder shall be incorporated into the option agreement which governs the option with respect to which the stock appreciation rights are granted, and shall be such terms as the Committee shall prescribe which are not inconsistent with this Plan. The granting of an option or stock appreciation right shall impose no obligation upon the Optionee to exercise such option or right. The Company's obligation to



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satisfy stock appreciation rights shall not be funded or secured in any manner.

         10. INVESTMENT REPRESENTATION, APPROVALS AND LISTING. The Committee may condition its grant of any option hereunder upon receipt of an investment representation from the Optionee which shall be substantially similar to the following:

                  "Optionee agrees that any Class A Common Shares of Hickok Incorporated which he may acquire by virtue of the exercise of this option shall be acquired for investment purposes only and not with a view to distribution or resale; provided, however, that this restriction shall become inoperative in the event the Class A Common Shares of Hickok Incorporated which are subject to this option shall be registered under the Securities Act of 1933, as amended, or in the event Hickok Incorporated is otherwise satisfied that the offer or sale of the Class A Common Shares of Hickok Incorporated which are subject to this option may lawfully be made without registration under the Securities Act of 1933, as amended."

The Company shall not be required to issue any certificates for Class A Common Shares upon the exercise of an option or a stock appreciation right granted under the Plan prior to (i) obtaining any approval from any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange on which the Common Shares may be listed, (iii) completion of any registration or other qualification of the Common Shares under any state or federal law or ruling or regulations of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable, or the determination by the Committee, in its sole discretion, that any registration or other qualification of the Common Shares is not necessary or advisable, and (iv) obtaining an investment representation from the Optionee in the form set forth above or in such other form as the Committee, in its sole discretion, shall determine to be adequate.

         11. GENERAL PROVISIONS.

               (a) Option Agreements Need Not Be Identical. The form and substance of option agreements and grants of stock appreciation rights, whether granted at the same or different times, need not be identical.

               (b) No Right To Be Employed, Etc. Nothing in the Plan or in any option agreement shall confer upon any Optionee any right to continue in the employ of the Company or a Subsidiary, or to serve as a member of the Board, or to be entitled to receive any remuneration or benefits not set forth in the Plan or such option agreement, or to interfere with or limit either the right of the Company or a Subsidiary to terminate his employment at any time or the right of the shareholders of the Company to remove him as a member of the Board with or without cause.

               (c) Optionee Does Not Have Rights Of Shareholder. Nothing contained in the Plan or in any option agreement shall be construed as entitling any Optionee to any rights of a shareholder as a result of the grant of an option until such time as Common Shares are actually issued to such Optionee pursuant to the exercise of an option or stock appreciation right.





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               (d) Successors In Interest. The Plan shall be binding upon the successors and assigns of the Company.

               (e) No Liability Upon Distribution Of Shares. The liability of the Company under the Plan and any distribution of Common Shares made hereunder is limited to the obligations set forth herein with respect to such distribution and no term or provision of the Plan shall be construed to impose any liability on the Company or the Committee in favor of any person with respect to any loss, cost or expense which the person may incur in connection with or arising out of any transaction in connection with the Plan.

               (f) Use Of Proceeds. The cash proceeds received by the Company from the issuance of Common Shares pursuant to the Plan will be used for general corporate purposes.

               (g) Expenses. The expenses of administering the Plan shall be borne by the Company.

               (h) Captions. The captions and section numbers appearing in the Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

               (i) Number. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

               (j) Gender. The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.

         12. TERMINATION OF THE PLAN. The Plan shall terminate on December 6, 2010, and thereafter no options shall be granted under the Plan. All options outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms of the option agreements governing such options and the terms and conditions of the Plan.

         13. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio and any applicable federal law.












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